EXCLUSIVE LICENSE AND JOINT VENTURE AGREEMENT
BETWEEN
DR. MIKAELIAN AND BIOANOMALY, INC.

This agreement (this "**Agreement**") is dated March 23, 2017 (the "**Effective Date**") and is between Dr. Arthur Mikaelian ("**Dr. Mikaelian**"), BioAnomaly, Inc., a California corporation ("**BioAnomaly**"), and BioAnomaly, LLC, a California limited liability company (each, a "**Party**"; collectively, the "**Parties**").

1. **BACKGROUND.**

1.1. Dr. Mikaelian has developed certain technology and owns certain intellectual property rights relating to polarization related to Cannabinoids as defined in Section 2.2, including the Licensed Technology.

1.2. BioAnomaly is in the business of commercializing products.

1.3. The Parties desire to establish between them a joint venture to develop and commercialize products related to the Licensed Technology's application to Cannabinoids and other cannabis-derived products.

2. **DEFINITIONS.**

Capitalized terms in this Agreement and not otherwise defined have the meaning set forth below:

2.1. **"Affiliate"** means, with respect to a Party, any corporation or other entity that directly or indirectly controls, is controlled by, or is under common control with that Party, where "control" means direct or indirect beneficial ownership of more than 50% of the outstanding voting securities or voting interest of a corporation or other entity or the ability to elect a majority of the board of directors or other managing authority.

2.2. **"Cannabinoids"** means a class of diverse chemical compounds that act on cannabinoid receptors in cells to alter neurotransmitter release in the brain, regardless of whether such compounds are found in plants or manufactured artificially.

2.3. **"Field of Use"** means the polarization of Cannabinoids and cannabis-derived products, excluding any of Dr. Mikaelian's current product lines containing escozine, even if Cannabinoids or cannabis-derived products are subsequently added to those product lines.

2.4. **"Improvements"** means all patentable or non-patentable inventions, discoveries, technology, methods, processes, technical information, knowledge, experience, and know-how that constitute improvements to the Licensed Technology or are conceived, developed, or reduced to practice using the Licensed Technology and applicable to the Field of Use.

2.5. "**Know-How**" means technical information, discoveries, materials, trade secrets, technology, formulas, processes, and ideas (including improvements thereto), in any form, owned, co-owned, developed, licensed, or otherwise acquired by Dr. Mikaelian or his Affiliates that (a) are necessary or useful in the Joint Venture's practice of the Patent Rights or (b) relate to or are useful in the development, manufacture, use, or sale of Licensed Products; but in each case only to the extent that Dr. Mikaelian or his Affiliates have the right to grant such licenses or rights hereunder. "Know-How" does not include any information contained in the Patent Rights.

2.6. **"Know-How License"** means the license granted in Section 5.1(b).

2.7. **"Licensed Products"** means (a) any method, procedure, or other process that incorporates any of the Licensed Technology or (b) any tangible apparatus, materials, equipment, machine, or other product that either incorporates or was made using a process that incorporates any of the Licensed Technology.

2.8. **"Licensed Technology"** means both the Patent Rights and the Know-How, but only as applied to the Field of Use.

2.9. **"Patent License"** means the license granted in Section 5.1(a)

2.10. **"Patent Rights"** means the legal rights under the patent laws of the United States or relevant foreign countries for all of the following: (a) **U.S. Patent 8,097,284 B2**, any claims contained therein, and any reissues, confirmations, renewals, extensions, counterparts, divisions, continuations, continuations-in-part, supplemental protection certificates, or utility models issued, assigned, or licensed to Dr. Mikaelian (or his Affiliates) for U.S. Patent 8,097,284 B2; and (b) any future patents and patent applications covering the Field of Use or patentable Improvements solely or jointly owned by Dr. Mikaelian or his Affiliates or licensed by Dr. Mikaelian or his Affiliates with the right to sublicense.

2.11. **"Territory"** means all 50 U.S. States of America, including U.S. territories and Federal Districts.

3. FORMATION.

3.1. The Parties hereby form a joint venture and will use BioAnomaly, LLC, dba "Quanta", in the performance of the joint venture's obligations hereunder (the "**Joint Venture**"). BioAnomaly will maintain 100% ownership of the Joint Venture. The Joint Venture will be managed by a Board of Managers, consisting of 3 Managers, who will be: (a) Dr. Arthur Grant Mikaelian, (b) Todd Hickman, and (c) Eric Rice. Acts of the Board of Managers will require the written consent of a majority of the Managers, except that any acts of the Board of Managers related to (i) research and development of the Licensed Technology, (ii) decisions that effect the change of Control, or (iii) Production of Licensed Products must be approved in writing by all of the Managers

3.2. The Joint Venture is formed for the purpose set forth in Section 1.3.

4. CONTRIBUTIONS.

4.1. **Dr. Mikaelian.** Dr. Mikaelian shall initially contribute the following to the Joint Venture:

(a) the licenses described in Section 5.

4.2. **BioAnomaly.** BioAnomaly shall initially contribute the following to the Joint Venture:

(a) A startup contribution of $350,000, to be used exclusively to develop and manufacture a commercial-scale polarization machine, as described in Section 6. BioAnomaly shall contribute 50% of this amount within 10 days of the Effective Date and BioAnomaly shall contribute the remaining 50% within 10 days of completion of that commercial-scale polarization machine. "**Completion**" means the delivery to the Joint Venture of a commercial-scale polarization machine

capable of producing 1,000 pounds of cannabis-derived oil per month.

(b) In addition, within 60 days of this Agreement's date, BioAnomaly shall have, and provide verification to Dr. Mikaelian that it has, $1,100,000 available to immediately contribute to the Joint Venture. Any contribution that BioAnomaly actually makes to the Joint Venture within that 60-day period, including the contribution set forth in Section 4.2(a), will reduce the $1,100,000 threshold by the amount of such contribution. In the event BioAnomaly fails to meets its obligations in this Section 4.2(b), the Patent License will automatically convert to a non-exclusive license as described in Section 5.1(a)(i). Such failure will not be deemed a breach of contract and BioAnomaly will not have any liability arising from it. However, in such event, BioAnomaly is not entitled to withdraw any money that it has already contributed to the Joint Venture.

4.3. **Additional Capital Contribution.** BioAnomaly has the right, in its discretion, to contribute additional capital to the Joint Venture. Dr. Mikaelian is under no obligation to make any capital contributions not expressly set forth in this Agreement.

5. LICENSE.

5.1. **Grant of Rights.**

(a) **Exclusive Patent License.** Dr. Mikaelian hereby grants to the Joint Venture an exclusive license to make, have made, use, market, offer to sell, and sell Licensed Products for the Field of Use in the Territory.

i. In the event that BioAnomaly does not satisfy its obligations set forth in Section 4.2(b), this Patent License will automatically convert to a non-exclusive license for the duration of this Agreement.

(b) **Non-Exclusive Know-How License.** Subject to Section 5.1(b)(i), Dr. Mikaelian hereby grants to the Joint Venture a nonexclusive license to use or incorporate the Know-How to make, have made, use, market, offer to sell, and sell Licensed Products for the Field of Use in the Territory.

i. Notwithstanding anything herein, Dr. Mikaelian has an absolute right, in his discretion, not to disclose or reveal certain components of his Know-How to the Joint Venture, BioAnomaly, or any other entity; provided, however, that: (i) he will use such Know-How on behalf of the Joint Venture, to the extent it benefits the Joint Venture; and (ii) that such failure to disclose does not interfere with the Joint Venture's purpose.

5.2. **Retained Rights.**

(a) Dr. Mikaelian reserves the right to: (i) practice and use the Licensed Technology in the Field of Use for non-commercial purposes only; and (ii) publish any scientific findings or other information included in the Licensed Technology in the Field of Use.

(b) This Agreement does not confer any license or rights by implication, estoppel, or otherwise in any patents, know-how, or other technology that is not explicitly granted to the Joint Venture

in this Section 5. Dr. Mikaelian expressly retains all such rights.

6. **DR. MIKAELIAN'S RESPONSIBILITIES AND SERVICES.**

6.1. **Commercial-Scale Polarization Machine.** Dr. Mikaelian shall develop (or cause to be developed in accordance with Section 6.3) a commercial-scale polarization machine capable of producing 1,000 pounds of cannabis-derived oil per month within 3 months from when BioAnomaly makes the initial contribution described in Section 4.2(a). Upon completion, the machine will be housed at a location determined by the Joint Venture.

6.2. **On-going Services.** Dr. Mikaelian shall provide, for no consideration other than his share of the profits described in Section 10, the following services:

(a) General consulting for research, development, and testing on the effects of Licensed Products;

(b) Conceptualization and idea generation related to Licensed Products and the Licensed Technology within the Field of Use;

(c) Conceptualization of new Licensed Products;

(d) Services aimed at optimizing the use of Licensed Technology to produce Licensed Products in the Field of Use;

(e) Training services related to the Licensed Technology within the Field of Use;

(f) General consulting services related to the Licensed Technology in the Field of Use;

(g) Overseeing the services described in Section 6.3;

(h) Quarterly written reports on any improvements, developments, inventions, and discoveries related to the Licensed Technology that may impact its application to the Field of Use; and

(i) Any other services that the Parties agree on.

6.3. **Obtaining and Supervising Third-Party Technical Service Provider.** Dr. Mikaelian is responsible for securing and supervising an Affiliate under his direct control that will provide the following services for the Joint Venture: (a) build, construct, and develop polarization machines; (b) provide technical support for the operation and maintenance of those polarization machines; and (c) perform polarization. In the event that the third party fails to perform such services, Dr. Mikaelian will obtain a replacement as soon as reasonably possible and is responsible for any failure to do so. The third party will be required to enter into a service agreement with the Joint Venture. Further, the Parties hereby consent to the use of the Licensed Technology in the performance of the services described in this paragraph without the need for further sublicense or approval.

6.4. **Dr. Mikaelian's Unavailability.** Each Party acknowledges that Dr. Mikaelian has special knowledge and training pertaining to the Licensed Technology. As such, in the event that Dr. Mikaelian dies, is disabled, or otherwise becomes unavailable to perform the services set forth in this Section 6, Dr. Mikaelian (and any successor in interest) will make available (and cause his Affiliates to make

available) to the Joint Venture any and all personnel, research and manufacturing facilities, and other resources under the control of Dr. Mikaelian (or his Affiliates) as is reasonably necessary for the Joint Venture to continue to develop, manufacture, commercialize, and otherwise exploit the Licensed Technology in the Field of Use under the terms set forth in this Agreement.

(a) In the event that Dr. Mikaelian is unavailable as described in Section 6.4 above, Dr. Mikaelian will be replaced on the Board of Managers by a responsible individual designated by Dr. Mikaelian (or his successor in interest).

7. BIOANOMALY'S RESPONSIBILITIES AND SERVICES.

7.1. **Product Commercialization; Brand Development.** BioAnomaly shall use diligent and reasonable efforts to commercialize Licensed Products in the Field of Use throughout the Territory and develop all brand components related to the Joint Venture. BioAnomaly's commercialization responsibilities include (without limitation) packaging and labeling Licensed Products, creating dosage and product forms, and taking other steps to make the Licensed Products saleable. BioAnomaly shall keep Dr. Mikaelian reasonably informed as to the commercialization of the Licensed Products. Upon written request, but not more than quarterly, BioAnomaly shall provide to Dr. Mikaelian a written statement that reports on all activities conducted under this Joint Venture since the previous written report (or since the Effective Date, in the case of the first written report) and that sets out past, current, and projected activities taken by the BioAnomaly to bring Licensed Products to market and maximize the sales of Licensed Products in the Territory.

(a) **Provision of Related Assistance.** ***Each Party acknowledges that they are relying on the other Party's Responsibilities and Services set forth in Sections 6.2, 6.3, and 7 in order to develop and commercialize a Licensed Product. A Party will not be responsible for failing to comply with their Responsibilities and Services to the extent such failure results from material deficiencies in or the failure of the other Party to provide any of their respective Responsibilities and Services.***

7.2. **Use of Affiliate.** Notwithstanding anything herein, BioAnomaly has the right to use BioAnomaly, LLC, dba "Quanta", in the performance of its obligations hereunder, without the need for further consent, authorization, or sublicense.

8. JOINT VENTURE'S FINANCIAL OPERATION.

8.1. **Bank Accounts.** All income and expenses from the Joint Venture will be deposited into and paid from the Joint Venture's bank account.

8.2. **Financial Operations.** The Joint Venture shall exclusively manage the Joint Venture's financial operations, which includes: opening and maintaining a bank account; collecting payments related to the sales of Licensed Products from third parties and payments from the Joint Venture's sublicensees; approving, authorizing, and paying expenses related to the Joint Venture; and calculating and disbursing profits.

8.3. **Budget and Sales Forecast.** Within 30 days of the beginning of each calendar year (and within 60 days

of the Effective Date for the first year), the Joint Venture will adopt a budget for the Joint Venture and an annual projection for the sales of Licensed Products for that calendar year (such budget, the "**Budget**"; such projection, the "**Sales Forecast**"). The Joint Venture will use diligent and reasonable efforts to operate within the parameters of the Budget. In the event that there is a regulatory or other material change in the business or legal environment in which the Joint Venture operates that is beyond the Joint Venture's control, any previously adopted Budget and Sales Forecast is void and the Joint Venture will adopt a new Budget and Sales Forecast that takes into account such change.

9. DEVELOPMENT AND COMMERCIALIZATION OF THE LICENSED PRODUCTS.

9.1. The Parties have agreed that they will develop and commercialize the following Licensed Products: (a) Quanta Clear and (b) Quanta CBD.

9.2. The Parties shall also develop and commercialize any new Licensed Product that the Parties agree on. When discussing whether to develop and commercialize a new Licensed Product, the Parties shall take into account whether that Licensed Product is commercially viable and whether moving forward with such new Licensed Product is in each Party's best interest.

9.3. In the event that Dr. Mikaelian wishes to move forward with a new Licensed Product in the Field of Use and BioAnomaly has indicated that it is not interested in doing so, Dr. Mikaelian shall provide BioAnomaly written notice that he intends to move forward with such new Licensed Product. Such notice must include a reasonably-detailed (a) description of the Licensed Product and its intended use; and (b) explanation of why Dr. Mikaelian thinks such Licensed Product is commercially viable or should otherwise be developed and commercialized. Upon receipt of that notice, BioAnomaly has 60 days to respond in writing whether it will participate in the development and commercialization of that Licensed Product. If BioAnomaly fails to do so, Dr. Mikaelian has the right to pursue a sublicense with a third party, on behalf of the Joint Venture, with respect to the development and commercialization of such Licensed Product.

9.4. The Parties shall mark, and cause each of its Affiliate or sublicensees to mark, all Licensed Products with patent right notices that will enable the Patent Rights to be enforced to their full extent in any country where the Licensed Products are made or sold within the Field of Use.

10. PROFITS.

10.1. **General.** All profits from the Joint Venture will be split 50:50 between Dr. Mikaelian and BioAnomaly. The Joint Venture shall distribute such profits to the Parties on a monthly basis.

10.2. **Profit Reports.** With each distribution described in Section 10.1, the Joint Venture shall also distribute (or make available) the following information for the applicable time period: (i) information on the Joint Venture's financial transactions sufficient to permit each Party to verify the accuracy of the reported Net Income, including Licensed Product names, actual selling price, and units sold; (ii) the account value of the Joint Venture's bank account; (iii) Gross Sales (defined below) and Net Income of Licensed Products by the Joint Venture and any Affiliates; and (iv) amounts accruing to, and received by, the Joint Venture from any sublicensee. The "**Gross Sales**" of a Licensed Products is the gross invoice or contract price charged to third-party customers for the Licensed Product or the actual

consideration paid by third party customers for the Licensed Products.

10.2. **Expenses.** The following expenses, to the extent they are reasonable, in line with industry standard, and actually paid, will be deducted from the Gross Sales actually received by the Joint Venture when calculating Net Income:

(a) cost of research, development, and testing on the effects of Licensed Products within the Field of Use;

(b) outbound shipping, storage, packing, and insurance expenses;

(c) cost of distribution;

(d) cost of raw materials and packaging and expenses to finalize products;

(e) amounts repaid or credited as a result of rejections, defects, or returns;

(f) sales and other excise taxes, use taxes, tariffs, export license fees, and duties paid to any governmental entity;

(g) marketing expenses, excluding growth hacking costs;

(h) sales commissions and expenses related to promotions efforts to drive sales;

(i) accounting and legal costs;

(j) expenses related to a key man insurance policy;

(k) lab testing and product development costs;

(l) transportation and delivery costs;

(m) any tax on the creation, sales or inventory related to Licensed Product, including but not limited sales tax and excise tax, but excluding income taxes;

(n) rent and overhead associated with the production and storage of Licensed Product, but excluding rent and overhead costs in parent office of the BioAnomaly (currently, 2435 North Naomi, Unit #102, Burbank, CA);

(o) technology costs of acquiring new polarizing machines;

(p) expenses related to the maintenance of the polarization machine; and

(q) other costs agreed upon by Dr. Mikaelian and BioAnomaly.

10.3. **Payment Terms.**

(a) The monthly payments described in Section 10.1 will be made within 30 days from end of the corresponding calendar month.

(b) The Joint Venture is responsible for calculating and distributing the monthly payments. Each Party has the right to audit those calculations, as set forth in Section 13.

10.4. **Refund.**

(a) In the event that Dr. Mikaelian fails to use diligent and reasonable efforts to perform his obligations in Section 6, Dr. Mikaelian shall refund all payments received under this Agreement over the previous 6 months and such payments shall be paid to BioAnomaly.

(b) In the event that BioAnomaly fails to use diligent and reasonable efforts to perform its obligations under Section 7, BioAnomaly shall refund all payments it received under this Agreement over the previous 6 months and such payments shall be paid to Dr. Mikaelian.

11. INTELLECTUAL PROPERTY.

11.1. Except as expressly stated herein: (a) any intellectual property developed solely by a Party as part of the performance of this Agreement will be owned solely by that Party; (b) any intellectual property developed jointly by the Parties as part of the performance of this Agreement will be owned jointly by the Parties; (c) any intellectual property developed by an employee or independent contractor of the Joint Venture as part of their performance of their hired work in the Field of Use for the Joint Venture (Work Product IP) will be owned jointly by the Parties upon the Joint Venture's termination and the Joint Venture shall have all employees and independent contractors that are employed or hired by the Joint Venture assign their rights and interest in any Work Product IP to the Joint Venture as a requirement of their employment by or provision of services to the Joint Venture, unless the Parties agree otherwise in writing; and (d) each Party hereby grants to the other Party a limited license during the term of this Agreement, under all intellectual property rights owned or controlled by that Party, solely to the extent required for the other Party to perform its obligations in accordance with the terms of this Agreement.

(a) Notwithstanding anything herein, BioAnomaly exclusively owns all right, interest, and title in any and all names, trademarks, trade dress, designs, logos, customer lists, social media accounts, domain names, webpages, web page content, marketing materials, sales and marketing techniques, and other brand components related to (i) Quanta, (ii) the Joint Venture, (iii) BioAnomaly, and the (ix) Licensed Products and any goodwill and intellectual property related to any of the foregoing.

11.2. Neither BioAnomaly nor the Joint Venture will use Dr. Mikaelian's name or likeness in any press release, general publication, advertising, marketing, promotional, or sales literature, without Dr. Mikaelian's prior written consent.

12. SUBLICENSING.

12.1. **General.** The Joint Venture shall not sublicense the Licensed Technology, except with Dr. Mikaelian's prior written consent. Any authorized sublicense (other than the sublicense described in Section 6.3) must comply with the terms set forth in this Section 12.

12.2. **Method of Granting a Sublicense.** For each authorized sublicense referenced in Section 12.1, the Joint Venture must enter into a valid, written sublicense agreement with the sublicensee.

12.3. **Duty to Deliver a Copy of the Sublicense Agreement.** Within 30 days of the execution of any sublicense agreement referenced in Section 12.2 (or any amendment thereto), the Joint Venture shall deliver a copy of that agreement (or amendment) to each Party.

12.4. **Sublicense Agreement Requirements.** All agreements referenced in 12.2 must contain: (a) provisions benefiting Dr. Mikaelian to the same extent as Sections 5, 13, 14, 17.3, 18, and 20; (b) a prohibition on any further sublicensing without the Parties' prior written consent; and (c) a provision that, upon the termination of this Agreement, the sublicensee's right under any agreement between the Joint Venture and the sublicensee will terminate. Authorized sublicensees must acknowledge in writing that they will comply with the applicable terms of this Agreement in full.

12.5. **Sublicense Payments.** The Joint Venture is responsible for collecting all income from sublicensees and distributing such income to the Parties, in accordance with Section 10.

12.6. **Deals in Progress.** Each Party acknowledges that Dr. Mikaelian is in the process of negotiating sublicenses with Rick Magana and Minh Nguyen. Upon the execution of this Agreement, the Joint Venture shall take over the negotiations of those sublicenses and agrees to consent to those sublicenses, provided that each such sublicensee is required to brand any product incorporating the Licensed Technology with branding determined by BioAnomaly. Notwithstanding anything herein, all net profit from those two sublicensees collected on behalf of the Joint Venture will be split 85/15 in favor of Dr. Mikaelian (instead of the standard 50/50 split).

13. BOOKS, RECORDS, AND REPORTS.

13.1. **Reports.** The Joint Venture shall deliver, or otherwise make easily available, to each Party, within 30 days after the end of each calendar month, an electronic report from a notable software company (e.g., QuickBooks or similar accounting software) that shows, at a minimum, the Gross Sales, Net Income, and expenses for the corresponding calendar month in accordance with Section 10.2. The Joint Venture will develop a workflow and accounting process that ensures transparency and accountability.

13.2. **Records.** The Joint Venture shall keep at its normal place of business up-to-date records for the Joint Venture, in accordance with accounting practices generally accepted in the United States.

13.3. **Audit.** The Joint Venture shall make its records and accounts available, on reasonable notice, for inspection during business hours by a Party for the purpose of verifying the accuracy of any statement or report given to that Party under this Section 13. The Joint Venture shall ensure that Dr. Mikaelian has the same rights as set forth herein with respect to any sublicensee.

14. CONFIDENTIAL INFORMATION.

14.1. **Definition. "Confidential Information"** means information disclosed by one Party (the "**Disclosing Party**") to another Party (collectively, the "**Receiving Party**") that has actual or potential economic value to the Disclosing Party and that is not generally known to the public or to other persons who can obtain economic value from its disclosure or use. It includes, among other things, information that is not generally known outside the Disclosing Party about the Disclosing Party's business, finances, projections, operations, officers, directors, partners, members, employees, contractors, clients, client lists, client preferences, vendors, suppliers, manufacturers, distributors, retailers, production

processes, procedures, manuals, computer programs, services, inventions, models, drawings, prototypes, diagrams, research projects, data, accounts, business methods, systems, plans, internal affairs, legal affairs, creative ideas and concepts, drawings, inventions, improvements, designs and design processes, technology, sales and marketing techniques, information entrusted to the Company by third parties, and any and all information defined as "Trade Secrets" under the Uniform Trade Secrets Act.

14.2. **Restrictions on Use and Disclosure.** Each Party acknowledges that the Disclosing Party's Confidential Information is confidential and secret in nature and that it is the sole, exclusive, and extremely valuable property of the Disclosing Party. The Receiving Party shall not use or reproduce the Confidential Information except as necessary in its performance of this Agreement and shall not disclose all or part of the Confidential Information in any form to any third party, either during or after the term of this Agreement, without the Disclosing Party's prior written consent. The Receiving Party has the right to disclose such Confidential Information to a wholly-owned subsidiary, provided that such disclosure is reasonably necessary to provide services contemplated by this Agreement and is under confidentiality terms at least as restrictive as those contained herein.

14.3. **Exceptions.** The obligations of confidentiality set forth in Section 14.2 do not apply to the extent that the Receiving Party can demonstrate in writing that the relevant information: (a) was generally available to the public or otherwise part of the public domain at the time of disclosure; (b) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party; (c) was already known to the Receiving Party, without confidentiality restrictions at the time of disclosure, as shown by the Receiving Party's contemporaneous written records; (d) was disclosed to the Receiving Party, without confidentiality restrictions, by a third party who had no obligation not to disclose such information to others; (e) was developed independently by the Receiving Party without any use of or reference to the Disclosing Party's Confidential Information, as shown by the Receiving Party's contemporaneous written records; or (f) is required to be disclosed to a third party under subpoena, court order, or as part of a government investigation, provided that the Receiving Party shall (i) use reasonable efforts to impose confidentiality restrictions on such information to be provided to the third party commensurate with the restrictions imposed by this Agreement and provide and (ii) provide notice of such required disclosure to the Disclosing Party as soon as reasonably possible.

14.4. **Third-Party Information.** A Party shall not disclose or otherwise make available to another Party (and has not disclosed or otherwise made available) any confidential information received by such first Party under obligations of confidentiality from a third party.

15. PROSECUTION AND MAINTENANCE OF PATENTS.

15.1. **Prosecution and Maintenance.**

(a) Dr. Mikaelian shall:

1. prosecute and maintain, at his sole expense, all patents and patent applications included in the Patent Rights;

2. provide notice to the Joint Venture on all patent matters related to the Patent Rights in advance of filing, responding, or taking other material actions concerning such

matters;

3. provide the Joint Venture with copies of all material written communications with respect to the patent applications and patents included in the Patent Rights and promptly notice the Joint Venture of any material change in any Patent Rights; and

4. within 10 days of the Effective Date, authorize and instruct his attorney to notify the Joint Venture, without further instruction or consent, of any failure to make any payment or filing related to the prosecution or maintenance of any patent or patent application included in the Patent Rights, with a copy of such authorization and instruction being sent to BioAnomaly.

(b) If, during the term of this Agreement, the Joint Venture is unable, after reasonable effort and after 60 days from when such effort was first initiated, to obtain written verification that Dr. Mikaelian has made any payment or filing related to the prosecution or maintenance of any patent or patent application included in the Patent Rights, Dr. Mikaelian hereby revocably designates BioAnomaly as Dr. Mikaelian's agent and attorney-in-fact, which appointment is coupled with an interest, to act for Dr. Mikaelian and on Dr. Mikaelian's behalf to pay, execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of this paragraph with the same legal force as if executed by Dr. Mikaelian. The Joint Venture has the right to deduct any expenses associated with the foregoing from Dr. Mikaelian's distributions described in Section 10.1. Dr. Mikaelian may only revoke the aforementioned designation upon providing the Joint Venture with written assurances that all payments and filings described in this paragraph are, and will continue to be, current.

15.2. **Cooperation and Disclosure.** Each Party will: (a) promptly inform the other Party on all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Patent Rights; (b) permit the other Party to provide comments and suggestions with respect to the preparation, filing, and prosecution of Patent Rights; and (c) consider those comments and suggestions.

16. INFRINGEMENT AND ENFORCEMENT.

16.1. **Notice.** Each Party will give the other Parties notice of (a) any actual, potential, or suspected infringement of the Patent Rights or (b) any actual, potential, or suspected misappropriation or misuse of the Know-How.

16.2. **Joint Venture's Right to Sue.** In the event that the Patent Rights are infringed (or the Know-How misappropriated) by a third party in the Field of Use, the Joint Venture will for a period of 60 days have the first right, but not the obligation, to institute and prosecute any action or proceeding, upon notice to Dr. Mikaelian and BioAnomaly, under the Patent Rights with respect to such infringement (or under any rights in the Know-How with respect to such misappropriation) by counsel of its choice or to control the defense of any declaratory judgment action arising from such infringement or from the misappropriation or misuse of Know-How, in all cases at the Joint Venture's expense and in the name of the Joint Venture. In such event, the Joint Venture shall: (a) keep the Parties advised of the progress of such proceedings; and (b) not settle, compromise, or take any action in such litigation that diminishes, limits, or inhibits the scope, validity, or enforceability of any Licensed Technology without Dr. Mikaelian's and BioAnomaly's written consent, which consent shall not be unreasonably withheld.

16.3. **BioAnomaly's and Dr. Mikaelian's Right to Sue.** In the event that the Patent Rights are infringed (or the Know-How misappropriated) by a third party with respect to a Licensed Product in the Field of Use and the Joint Venture does not elect to institute an action in accordance with Section 16.2, each other Party has the right, but not the obligation, to institute and prosecute any action or proceeding, upon notice to the other Parties, under the Patent Rights with respect to such infringement (or under the rights in the Know-How with respect to such misappropriation) by counsel of its choice or to control the defense of any declaratory judgment action arising from such infringement or from the misappropriation or misuse of the Know-How, at its own expense and in the name of the Joint Venture. In such event, such Party shall not settle, compromise, or take any action in such litigation that diminishes, limits, or inhibits the scope, validity, or enforceability of any Licensed Technology in the Field of Use without the Joint Venture's and other Party's written consent, which consent shall not be unreasonably withheld.

16.4. **Duty to Cooperate.** With respect to any action to terminate any infringement of Patent Rights or any misappropriation or misuse of Know-How, the Parties shall cooperate fully and provide each other with any information and assistance that a Party may reasonably request. In particular, a Party will execute such documents necessary for another Party to initiate and prosecute the action or proceeding and cause its Affiliates to execute all such documents, if required. In the event that a Party is unable to initiate or prosecute an action solely in its own name, the other Party (or Parties) will then join such action voluntarily. Each Party will keep the other Parties informed of the development of any action or proceeding including, to the extent permissible by law, the status of any settlement negotiations, and the terms of any offer related thereto.

16.5. **Recovery.** Any recovery obtained by a Party in connection with or as a result of any action contemplated by this Section 16, whether by settlement or otherwise, will be allocated in order as follows:

(a) The Party that initiated and prosecuted the action will recoup its expenses incurred in connection with the action;

(b) The other Parties will then, to the extent possible, recover their expenses incurred in connection with the action; and

(c) The amounts of any recovery remaining will be distributed as follows: the Joint Venture will receive all amounts in respect of damages in the Field of Use and Dr. Mikaelian will receive all amounts in respect of damages out of the Field of Use, except that in the case in which the Joint Venture does not institute an action under section 16.2 and another Party does institute an action under Section 16.3, then the Joint Venture shall not be entitled to receive any amounts incurred in connection with the action beyond actual expenses and reasonable compensation for time spent to reasonably cooperate in the action instituted by such other Party.

17. REPRESENTATIONS AND WARRANTIES.

17.1. **BioAnomaly's Representation and Warranties.** BioAnomaly represents and warrants as follows:

(a) BioAnomaly is a corporation duly organized and existing under the laws of the state of California, with the corporate power to carry on its business as now conducted;

(b) BioAnomaly has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby;

(c) BioAnomaly has not and will not enter into any agreement, arrangement, or commitment with any third party that is inconsistent with its obligations under this Agreement; and BioAnomaly is not subject to any obligation that would prevent it from entering into or carrying out its obligations under this Agreement; and

(d) This Agreement has been duly authorized, executed, and delivered by BioAnomaly and constitutes a legal, valid, and binding agreement of BioAnomaly, enforceable against BioAnomaly in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, or other similar laws affecting creditors' rights generally.

17.2. **Dr. Mikaelian's Representations and Warranties.** Dr. Mikaelian represents and warrants as follows:

(a) Dr. Mikaelian has the power, authority, and capacity to enter into this Agreement and to carry out the transactions and grant the licenses contemplated hereby;

(b) Dr. Mikaelian has not and will not enter into any agreement, arrangement, or commitment with any third party that is inconsistent with his obligations under this Agreement; and Dr. Mikaelian is not subject to any obligation that would prevent him from entering into or carrying out his obligations under this Agreement;

(c) As of the Effective Date, U.S. Patent 8,097,284 B2 is validly subsisting and enforceable and all maintenance fees and similar annuity payments have been made in each of the jurisdictions requiring such payments;

(d) Dr. Mikaelian owns or has full and exclusive rights to use and exploit under licenses (and to license or sublicense) the Patent Rights and Know-How and has the right to grant the license in the Licensed Technology as set forth in this Agreement;

(e) No claim or legal proceeding has been served on Dr. Mikaelian, or to his knowledge threatened, by any person alleging (and to his knowledge there is no basis for any such claim, whether or not asserted) that: (i) the Patent Rights or the Know-how is invalid or unenforceable; or (ii) the Patent Rights or the Know-How or the exploitation of the Patent Rights or the Know-How violates or infringes the intellectual property right of any third party; and

(f) This Agreement has been duly authorized, executed, and delivered by Dr. Mikaelian and constitutes a legal, valid, and binding agreement of Dr. Mikaelian, enforceable against BioAnomaly in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, or other similar laws affecting creditors' rights generally.

17.3. **No Other Warranties.**

(a) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OF PATENT RIGHTS OR LICENSED TECHNOLOGY, OR VALIDITY OF ANY

PATENT RIGHT.

(b) **Without limiting the scope of Section 17.3(a), and except as expressly provided in Section 17.2, Dr. Mikaelian does not make any representation or give any warranty: (i) as to the patentability, validity, scope, or usefulness of the Patent Rights; (ii) as to the scope, accuracy, completeness, or usefulness of the Licensed Technology; (iii) that the Licensed Technology can be used to produce Licensed Products of satisfactory or merchantable quality or fit for the purpose for which the Joint Venture intends; or (iv) that the Licensed Technology will accomplish any particular results or is safe or fit for any purpose.**

17.4. Neither Party has the right to make any representation or warranty on behalf of the other Party.

18. LIMITATION OF LIABILITY.

18.1. **DEFINITION.** IN THIS SECTION 18, "LIABILITY" MEANS ANY LIABILITY, WHETHER UNDER CONTRACT, TORT, OR OTHERWISE, INCLUDING FOR NEGLIGENCE.

18.2. **LIMITATION.** SUBJECT TO SECTION 18.3, NO PARTY WILL HAVE ANY LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT FOR: (A) ANOTHER PARTY'S LOST REVENUES; (B) INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL LOSSES (WHETHER OR NOT FORESEEABLE OR CONTEMPLATED BY THE PARTIES AT THE EFFECTIVE DATE); OR (C) EXEMPLARY OR PUNITIVE DAMAGES.

18.3. **EXCEPTIONS.** NOTHING IN THIS AGREEMENT EXCLUDES OR LIMITS A PARTY'S LIABILITY FOR: (A) FRAUD OR FRAUDULENT MISREPRESENTATIONS; (B) A PARTY'S OBLIGATIONS UNDER SECTION 20; OR (C) MATTERS FOR WHICH LIABILITY CANNOT BE EXCLUDED OR LIMITED UNDER APPLICABLE LAW.

19. INSURANCE

19.1. BioAnomaly will obtain and maintain insurance, on its own behalf, with deductibles and minimum limits of liability in amounts commensurate with industry standards.

20. INDEMNIFICATION.

20.1. BioAnomaly hereby indemnifies Dr. Mikaelian from any and all liability, loss, damage, or expense (including, without limitation, reasonable attorneys' fees) arising out of or related to a third-party claim, suit, action, or proceeding arising out of: (a) a material breach of this Agreement by BioAnomaly; (b) a misrepresentation hereunder by BioAnomaly; or (c) a grossly negligent act or omission, or willful misconduct, by BioAnomaly.

20.2. Dr. Mikaelian hereby indemnifies BioAnomaly (and its directors, officers, employees, shareholders, managers, and members) from any and all liability, loss, damage, or expense (including, without limitation, reasonable attorneys' fees) arising out of or related to a third-party claim, suit, action, or proceeding arising out of (a) a material breach of this Agreement by Dr. Mikaelian; (b) a misrepresentation hereunder by Dr. Mikaelian; or (c) a grossly negligent act or omission, or willful

misconduct, by Dr. Mikaelian.

21. TERM, TERMINATION, AND EXTENSION.

21.1. **Term.**

(a) The initial term of this Agreement begins on the Effective Date and ends two years from that date.

(b) The term of this Agreement will automatically be extended by a 1-year term at the end of each term, unless no later than 90 days before any such extension begins either Party notifies the other Party that it does not wish to extend this Agreement.

(c) Notwithstanding anything herein, the Patent License under Section 5 will end when all Patent Rights have expired, been abandoned, or been finally adjudicated as invalid, unless this Agreement is terminated earlier in accordance with this Section 21.

21.2. **Dr. Mikaelian's Termination Rights.** Dr. Mikaelian has the right, at his election, to either terminate this Agreement or convert the exclusive license rights under Section 5.1 into nonexclusive rights, upon the occurrence of any of the following events:

(a) the Joint Venture fails to pay any amount due under this Agreement to Dr. Mikaelian or BioAnomaly fails to make the capital contributions set forth in Section 4.2 within 30 days after the respective Party receives written notice of that failure;

(b) BioAnomaly breaches Section 14;

(c) the Joint Venture fails to develop and market a Licensed Product by December 2017;

(d) BioAnomaly fails to cure any breach of any of its obligations under this Agreement within 30 days after BioAnomaly receives written notice of that breach;

(e) BioAnomaly becomes insolvent or becomes the subject of any bankruptcy or other debtor relief proceeding, and in the case of an involuntary proceeding, that proceeding is not dismissed within 180 days; or

(f) the Joint Venture fails to make, in aggregate, 3 or more monthly distributions described in Section 10, unless it is agreed upon in writing by both Parties to forego those distributions.

21.3. **BioAnomaly's Termination Rights.** BioAnomaly has the right, at its election, to terminate this Agreement upon the occurrence of any of the following events:

(a) Dr. Mikaelian breaches Section 14 or Section 17.2;

(b) the Joint Venture fails to develop and market a Licensed Product by December 2017;

(c) Dr. Mikaelian becomes insolvent or becomes the subject of any bankruptcy or other debtor relief proceeding, and in the case of an involuntary proceeding, that proceeding is not dismissed within 180 days;

(d) Dr. Mikaelian fails to cure any breach of any of his other obligations under this Agreement within 30 days after Dr. Mikaelian receives written notice of that breach; or

(e) The Patent Rights are formally abandoned or adjudicated resulting in a final and non-appealable decision to be invalid and the Know-How is misappropriated by a third party and adjudicated resulting in a final and non-appealable decision in favor of the third party.

21.4. **Consequences of Termination.** Upon expiration or termination of this Agreement:

(a) BioAnomaly and the Joint Venture will discontinue, and will cause any Affiliates and any of the Joint Venture's sublicensees to discontinue, the manufacture, use, marketing, and sale of Licensed Products, except that after termination of this Agreement under Sections 21.2(d), (e), or (f), if BioAnomaly, the Joint Venture, any of their Affiliates, or any of the Joint Venture's sublicensees then possess, have started the manufacture of, or have accepted binding orders for Licensed Products, then BioAnomaly, the Joint Venture, and any of their Affiliates, and those sublicensees have the right to sell their inventories, complete the manufacture of, and market and sell the finished Licensed Products to the extent necessary to dispose of those inventories and fill those orders, subject at all times to the Joint Venture's obligation to distribute net income to each Party.

(b) The Joint Venture will not be discharged from any liability or obligation to another Party that arose or became due or payable before the effective date of the expiration or termination;

(c) The following sections will survive this Agreement's expiration or termination: Sections 10, 11, 14, 19, 20, 22.

(d) Each Party will promptly return or destroy the Confidential Information of the other Party (or Parties) and will deliver a certificate signed by one of its authorized officers that it has done so;

(e) All rights licensed or transferred by Dr. Mikaelian to the Joint Venture under Section 5 will revert to Dr. Mikaelian, and the Joint Venture shall execute and deliver all instruments necessary to re-vest those rights in Dr. Mikaelian; and

(f) The Joint Venture's limited liability company will be dissolved and liquidated, with all of its assets being distributed in accordance with this Agreement and the Joint Venture's operating agreement or as otherwise agreed by the Parties.

22. GENERAL PROVISIONS.

22.1. **Governing Law; Jurisdiction and Venue.** The Parties' rights and obligations under this Agreement are governed in all respects by the laws of the state of California without regard to conflict of law principles of that state or any other jurisdiction. Each Party hereby irrevocably submits to the exclusive personal jurisdiction of and venue in the state and federal courts located in Los Angeles, California in any legal action, equitable suit, or other proceeding arising out of or related to this Agreement.

22.2. **Entire Agreement.** This Agreement contains the entire agreement and understanding concerning the subject matter herein and supersedes and replaces all prior negotiations, understandings, and agreements between the Parties. Each Party acknowledges that it has read and executed this

Agreement without relying on any statements, representations, or warranties not expressly set forth herein and that no other party and no one acting by or on behalf of any such other party has made any representation or warranty to such Party except as expressly set forth in this Agreement.

22.3. **Notices.** All notices permitted or required under this Agreement must be in writing and delivered by personal delivery, email, fax, overnight courier service of recognized standing, or by certified or registered mail, return receipt requested. Notice is deemed given: (a) upon personal delivery; (b) on the date sent by facsimile or email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; (c) 1 business day after being deposited with an overnight courier service of recognized standing; or (d) 4 business days after being deposited in certified or registered mail, return receipt requested. A notice must be sent to a Party's address set forth at the end of this Agreement or such other address as the receiving Party may specify in writing.

22.4. **Waiver, Modification, and Amendment.** No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, is effective unless in writing signed by all of the Parties. A Party's failure to enforce a provision of this Agreement is not a waiver of such provision, nor does it prevent that Party from enforcing thereafter each and every other provision of this Agreement.

22.5. **Severability.** If a provision of this Agreement is held to be void or unenforceable under applicable law, the Parties shall renegotiate that provision in good faith. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for that provision, then (a) that provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if that provision were so excluded, and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

22.6. **Successors; Assignment; Change of Control.** This Agreement is binding and inures to the benefit of the Parties and their respective heirs, successors, assigns, agents, representatives, insurers, and legal representatives. No Party shall assign any of its rights or obligations hereunder, except with the prior written approval of all of the Parties. A Change in Control of a Party constitutes an assignment requiring consent. As used in this Agreement, "**Change in Control**" means the sale of all or substantially all the assets of a Party; any merger, consolidation, acquisition of a Party with, by, or into another corporation, entity, or person; or any change in the ownership of more than 50% of the capital stock, membership interest, or voting rights to appoint 50% or more of the Board of Managers, Board of Directors, or managing authority of a Party in one or more related transactions. Notwithstanding the foregoing, a transaction does not constitute a Change in Control if its sole purpose is to change the state of a Party's incorporation or to create a holding company that will be owned in substantially the same proportions by the entities who hold that Party's securities immediately before such transaction.

22.7. **Dispute Resolution.** The Parties shall attempt to settle amicably any controversy or claim arising under this Agreement. In the event that they are unable to do so, the Parties agree to first attempt resolution of such controversy or claim through non-binding mediation, unless the Parties agree otherwise. BioAnomaly and the Joint Venture shall include a similar provision in all sublicenses under this Agreement.

22.8. **Interpretation.** Both Parties have had the opportunity to have this Agreement reviewed by their

attorneys. Therefore, no rule of construction or interpretation that favors or disfavors either Party will apply to the interpretation of this Agreement. Instead, this Agreement will be interpreted according to the fair meaning of its terms. The Agreement's headings are for convenience only and will not limit or affect the meaning or interpretation of any provision of this Agreement. The words "includes" and its variants are not limited in any way and mean "includes or including without limitation." The word "person" includes individuals, corporations, partnerships, limited liability companies, co-operatives, associations, and other natural and legal persons. The word "will" is a synonym for the word "shall."

22.9. **Attorneys' Fees.** If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party is entitled to reasonable attorneys' fees, costs, and disbursements, in addition to any other relief to which such party may be entitled. Each Party shall bear its own expenses and legal fees incurred on their behalf with respect to this Agreement and the transactions contemplated hereby.

(Signature page follows)

The Parties are signing this Agreement on the date stated in the introductory clause. This Agreement may be signed in any number of counterparts, each of which is deemed an original and all of which constitute on instrument. This Agreement may be executed by digital or PDF signature.

BioAnomaly, Inc.

By: ______________________
Name: Eric Rice
Title: CEO

Address:
2435 N. Naomi, Unit #102
Burbank, CA 91504
323-309-0255
eric@bioanomaly.com

____
Dr. Arthur Grant Mikaelian

Address:
433N Camden Dr
Beverly Hills, CA 90210
310.739.8685
arthur@medolife.com

BioAnomaly, LLC

By: ______________________
Name: Todd Hickman
Title: Manager

Address:
2435 N. Naomi, Unit #102
Burbank, CA 91504
323-309-0255
todd@bioanomaly.com